Exhibit 99.1

Tattooed Chef to Acquire Belmont Confections, Inc.

Nutrition Bar Acquisition Expands Manufacturing Capabilities and Accelerates Expansion into Ambient Products

Transaction to Close in the Fourth Quarter of 2021

PARAMOUNT, Calif., October 26, 2021 -- Tattooed Chef, Inc. (Nasdaq: TTCF) (“Tattooed Chef” or the “Company”), a leader in plant based foods, today announced it has entered into an agreement to acquire Belmont Confections, Inc. (“Belmont”), a private label co-manufacturer of nutrition bars, for approximately $18 million in cash and stock. The transaction has been unanimously approved by Tattooed Chef’s Board of Directors and the acquisition is expected to close in the fourth quarter of 2021.

Based in Youngstown, Ohio, Belmont specializes in the development and manufacturing of snack and nutritional bars. The 47,000 square foot facility already has the equipment in place to manufacture many different types of bars and now, partnered with the innovation from Tattooed Chef, will allow the company to become a leader in the bar sector.

The transaction allows Tattooed Chef to further diversify its product offerings and enter into the $10 billion global plant based bar category. This aligns with Tattooed Chef’s growth strategy to develop more ambient and refrigerated products, unlocking more shelf space, and expand its channel penetration beyond retail and club to allow consumers to enjoy Tattooed Chef products at home and on-the-go.

“We are excited to announce the acquisition of Belmont and look forward to welcoming George Tsudis and his team to the Tattooed Chef family,” said Sam Galletti, President and CEO of Tattooed Chef. “Belmont is exactly the type of company that we have talked about acquiring with regards to a company that adds both manufacturing capacity and capabilities. This acquisition will further allow us to control the supply chain for the brand and ensure that Tattooed Chef products are always available by controlling our own destiny. Belmont also accelerates Tattooed Chef’s expansion into ambient and refrigerated products in a new category. We believe this transaction will open up more sales channels including convenience stores, vending, drug and dollar, and more. At full capacity, we believe the Belmont facility can contribute over $100 million annually in revenue in the next two to three years.”

Sarah Galletti, Chief Creative Officer and “The Tattooed Chef”, added, “We see an opportunity to leverage our innovation expertise to bring great tasting, plant based options to the bar sector. We believe we can create and bring new types of bars to the market, disrupting a category that is in need of more innovation and exciting product development. Consumers are searching for more convenient ways to eat better, and we believe Tattooed Chef branded plant based bars will resonate with our consumer base.”

About Tattooed Chef

Tattooed Chef is a leading plant based food company offering a broad portfolio of innovative and sustainably sourced plant based foods. Tattooed Chef’s signature products include ready-to-cook bowls, zucchini spirals, riced cauliflower, acai and smoothie bowls, and cauliflower pizza crusts, which are available in the frozen food sections of leading national retail food and club stores across the United States as well as on Tattooed Chef’s e-commerce site. Understanding consumer lifestyle and food trends, a commitment to innovation, and self-manufacturing allows Tattooed Chef to continuously introduce new products. Tattooed Chef provides approachable, great tasting and chef-created products to the growing group of plant based consumers as well as the mainstream marketplace. For more information, please visit www.tattooedchef.com.

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About Belmont Confections, Inc.

Located in Youngstown, Ohio, Belmont Confections is a spinoff of a Pittsburgh-based family business. Specializing in the development and manufacturing of private label nutritional bars, Belmont has continued to grow since its creation in 2007. For nearly 30 years, owner George Tsudis’s father, Spiro, worked for D.L. Clark Candy Co. in Pittsburgh, the former manufacturer of the Clark bar. Spiro Tsudis left Clark in 1985 to establish Penhurst Candy Co., which made candy under private labels for national distributors. Belmont takes pride in being a leading provider of private label protein and health bars throughout the United States and beyond. Belmont’s focus on producing products of the highest quality and safety standards drives it to consistently exceed the expectations of its customers.

Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this release, words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose,” “trend,” “accelerate,” “expansion,” “new,” “leverage,” “continues,” “opportunities,” “next,” “increase,” “beyond,” “potential,” “growth,” “pipeline,” “guidance” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Tattooed Chef’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: uncertainty surrounding the ultimate success of Tattooed Chef’s e-commerce platform; the need to prove Tattooed Chef’s ability to build brand awareness and continue to launch innovative products; continued acceptance of Tattooed Chef branded products by new retail customers; Tattooed Chef’s ability to increase in-store count and points of distribution; the outcome of any legal proceedings that may be instituted against Tattooed Chef; successful consummation of the Belmont Confections acquisition and Tattooed Chef’s ability to effectively and efficiently integrate Belmont Confections’ business; competition and the ability of the business to grow and manage growth profitably; anticipated but unpredictable increased costs associated with our transition to a public company; and other risks and uncertainties indicated from time to time in our annual report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the “SEC”), including those under “Risk Factors” therein, and other factors identified in past and future filings with the SEC, available at www.sec.gov. Some of these risks and uncertainties may be amplified by the COVID-19 outbreak. Tattooed Chef undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

FOR INVESTOR INQUIRIES:

Rachel Perkins-Ulsh

rachel@ulshir.com

FOR MEDIA INQUIRIES:

Olivia Singer

tattooedchef@praytellagency.com